Exhibit 99.1

November 7, 2018

FSP 303 East Wacker Drive Corp. Liquidating Trust

On September 24, 2018, the property owned by FSP 303 East Wacker Drive Corp. (the "Company") in Chicago, Illinois was sold to a third party for a gross sale price of $182,000,000. On September 25, 2018, the Company filed its certificate of dissolution with the Secretary of State of the State of Delaware, pursuant to the plan of dissolution previously approved by the Board of Directors and stockholders of the Company (the “Plan of Dissolution”). The Plan of Dissolution was described in the information statement dated July 27, 2018 and mailed to all holders of preferred stock in the Company on or about July 31, 2018 (the “Information Statement”). The certificate of dissolution became effective as of the close of business on September 25, 2018, at which time the Company’s stock transfer books were closed. Since the filing of the certificate of dissolution, the Company has been winding up its business in accordance with the Plan of Dissolution.

In accordance with the Plan of Dissolution, on September 25, 2018, the Company transferred all of its assets to FSP 303 East Wacker Drive Corp. Liquidating Trust (the “Trust”) and the Trust assumed all of the Company’s obligations and liabilities. The assets transferred to the Liquidating Trust included the net proceeds from the sale of the property and any free cash remaining in the Company’s operating accounts. On September 27, 2018, the Trust made an initial liquidating distribution in the amount of $71,500 per share of preferred stock to holders of record as of the close of business on September 25, 2018, who are deemed to be beneficiaries (the “Beneficiaries”) of the Trust.

Pursuant to Delaware law, the Trust has retained the reserves (the “Reserves”) deemed necessary to settle its outstanding obligations and to fund future expenses in connection with carrying out the Plan of Dissolution, and anticipates making one or more future liquidating distributions to the Beneficiaries to the extent it determines there are excess funds to make further distributions. As disclosed in the Information Statement, Delaware law requires that the Company continue to exist for at least a three-year period to wind up its activities. During that time, we anticipate that the Trust will make one or more additional liquidating distributions to the Beneficiaries in amounts and on dates to be determined. However, there can be no assurance that there will be sufficient funds available to make any such future liquidating distributions.

The table below shows the calculation of the liquidation value per share, which was used to determine the amount that will be reported on your 2018 IRS Form 1099-DIV that you will receive under separate cover at a later date. Stockholders are urged to consult their own tax advisors as to the specific tax consequences of the dissolution, including the applicable federal, state, local and foreign tax consequences, in light of their particular circumstances.

401 Edgewater Place - Wakefield, MA 01880-6207 - 800-950-6288

FSPInvestments@fspreit.com

Calculation of Liquidation Value:
Sales Price	$182,000,000

Cost of Sale	(2,297,667)
Mortgage Repayment	(33,484,299)
Mortgage Prepayment Premium	(1,816,799)
Net Operating Assets	17,011,441
Liquidation Value	$161,412,676

Shares:
Preferred Shares	2,210

Liquidation Value per Preferred Share	$73,037

Note:

(1) The liquidation value per Preferred Share in the above table was rounded down to the nearest dollar. The actual amount per Preferred Share that will be reported on your 2018 IRS Form 1099-DIV that you will receive under separate cover will be $73,037.41.

The next table shows the components of the liquidation value, including the General Reserves, in the aggregate and per share, with a note describing one of the components.

		Amount Per
	In The	Preferred
Components of Liquidation Value:	Aggregate	Share

Initial Preferred Share distribution	$158,015,000	$71,500

Funds to satisfy potential claims under purchase and sale agreement (1)	2,000,000	905
General Reserves	1,397,676	632
Liquidation Value	$161,412,676	$73,037

Note:

(1) The Company is liable for up to (but not exceeding) $2,000,000 for a period of six months from the closing date to satisfy potential claims made by the buyer for breach of the Company’s covenants, representations or warranties in the purchase and sale agreement. We anticipate that all of these funds will be available for one or more additional liquidating distributions to the Beneficiaries in amounts to be determined beginning on or about March 25, 2019. However, there can be no assurance that there will be sufficient funds available to make any such future liquidating distributions.

Please feel free to contact our Investor Services group (800-950-6288) and speak directly with Georgia Touma, Assistant Vice President and Director of Investor Services, Lara Ryan, Manager of Investor Services or Michelle Sullivan, Investor Services Specialist, with any questions you may have.

John F. Donahue

President – FSP Property Management LLC, in its capacity as Trustee of FSP 303 East Wacker Drive Corp. Liquidating Trust

Safe Harbor for Forward-Looking Statements

Statements in this letter regarding the amount or timing of liquidating distributions and any other statements about the Company managements’ future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including the amount of unknown or contingent liabilities and the other factors described in the Information Statement. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this letter.

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